Exhibit 99.3

                        October 15, 1998




Board of Directors
Penns Woods Bancorp, Inc.
115 South Main Street
Jersey Shore, Pennsylvania  17440

     I hereby consent to serve on the Board of Directors of Penns Woods Bancorp, Inc. ("Penns Woods") following the merger of The First National Bank of Spring Mills, with and into Jersey Shore State Bank, a wholly-owned subsidiary of Penns Woods, and to the reference in the Registration Statement filed by Penns Woods on October 15, 1998, stating that I will serve as such director pursuant to the terms described therein.


                              /s/ William H. Rockey
                              William H. Rockey